74K) and 74P)

On September 15, 2008, the following fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings,
Inc. On September 26, 2008, the following fund entered into Agreements with other registered investment companies (each a Purchaser) managed by
Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate the following amounts, in net payments from LBSF in connection with certain terminated derivatives transactions (the
Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from LBSF which is included in the Statement of assets and liabilities in Receivable for investments sold. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the
Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.

Fund name
					Amount fund sold to
					the Purchaser
Putnam VT High Yield Fund 			$3,538,401



On September 15, 2008, the following funds terminated its outstanding derivatives contracts with LBSF in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the
following funds entered into an Agreement with another registered investment company (the Purchaser) managed by Putnam Management. Under the Agreement, each fund sold to the Purchaser the funds right to receive, in the aggregate the following amounts, in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable
Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from LBSF which is included in the Statement of assets and liabilities in Receivable for investments sold. The
Agreement, which is included in the Statement of assets and liabilities, is valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreement will be recorded as realized gain or loss.

Fund name
								Amount fund sold to
									the Purchaser
Putnam VT International Equity Fund 			$577,377
Putnam VT International Growth and Income Fund 	 633,668
Putnam VT International New Opportunities Fund 	 182,958


On September 15, 2008, the following funds terminated its outstanding derivatives contracts with LBSF in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the
following funds entered into an Agreement with another registered investment company (the Seller) managed by Putnam Management. Under the Agreement, the Seller sold to each fund the right to receive, in the aggregate, the following amounts, in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable will be offset against the funds net payable to LBSF and is included in the Statement of assets and liabilities in Payable for investments purchased. Future payments under the Agreement are valued at fair value following procedures approved by the Trustees and are included in the Statement of assets and liabilities. All remaining payments under the Agreement will be recorded as realized gain or loss. Each funds net payable to LBSF was calculated in accordance with the funds master contract with LBSF. Each fund has accrued interest on the net payable, which is included in the Statement of operations in Interest expense.
Putnam Management currently is in discussions with LBSF regarding resolution of amounts payable to LBSF. Amounts recorded are estimates and final payments may differ from these estimates.

Fund name
								Amount seller sold to
										the fund

Putnam VT American Government Income Fund 		$251,354
Putnam VT Diversified Income Fund 			 	 648,551
Putnam VT The George Putnam Fund of Boston 		$538,710
Putnam VT Global Asset Allocation Fund 		 	 443,188
Putnam VT Global Equity Fund 			 		 563,743
Putnam VT Income Fund 				 		 843,827